Exhibit 107

Calculation of Filing Fee Tables

FORM SC TO

(Form Type)

WNS (HOLDINGS) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$6,100.10(1)	0.014760%(2)	$0.90(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$6,100.10(1)

Total Fees Due for Filing			$0.90(2)

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$0.90(2)

(1)

Calculated solely for purposes of determining the filing fee. The calculation of the Transaction Valuation assumes that all 610,010 restricted stock units that may be eligible to be tendered in the offer will be purchased for a cash payment of $0.01 per eligible restricted stock unit tendered.

(2)

The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $147.60 per $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.